THE MARCUS CORPORATION REPORTS INCREASED FIRST QUARTER
REVENUES AND OPERATING INCOME
Recent acquisition and hit movies drive strong quarter for Marcus Theatres

Milwaukee, Wis., September 25, 2007….. The Marcus Corporation (NYSE: MCS) today reported increased revenues and operating income for the first quarter ended August 30, 2007.

First Quarter Fiscal 2008 Highlights

•	Total revenues for the first quarter of fiscal 2008 were $112,141,000, a 20.1% increase from revenues of $93,407,000 for the first quarter of fiscal 2007.
•	Operating income was $23,515,000 for the first quarter of fiscal 2008, an 11.0% increase from operating income of $21,182,000 for the same period in the prior year.
•	Net earnings were $11,731,000 or $0.38 per diluted common share for the first quarter of fiscal 2008, compared to net earnings of $13,707,000 or $0.45 per diluted common share for the first quarter of the prior year.

“Overall, this was a good quarter for The Marcus Corporation. We achieved increases in both revenues and operating income, in spite of the fact that this year’s first quarter did not include the strong Memorial Day holiday weekend, which was included in last year’s first quarter,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

“While our operating income showed improvement, our net earnings declined only because the prior year results benefited from historic tax credits related to the renovation of the Skirvin Hilton in Oklahoma City. As expected, our first quarter fiscal 2008 effective tax rate is back closer to our traditional range,” Marcus added.

Marcus Theatres®

Marcus Theatres reported a 24.6% increase in revenues and a 25.5% increase in operating income for the first quarter of fiscal 2008. “The division’s excellent performance reflected a strong slate of movies and the addition

-more-

of 122 screens at 11 locations that were acquired in mid-April from Cinema Entertainment Corporation. The CEC theatres are performing as expected and are an excellent addition to our circuit,” said Marcus.

“Hit movies that helped to drive our improved first quarter performance included Harry Potter and the Order of the Phoenix, Transformers and Ratatouille. A stronger than expected August, buoyed by films including The Bourne Ultimatum, The Simpsons Movie and Superbad, helped to make up for the lack of the Memorial Day holiday weekend in this year’s results,” said Marcus.

“Fall movies with good performance potential include The Heartbreak Kid, Bee Movie, American Gangster, Fred Claus, Beowulf and Enchanted. An early look at the Christmas season includes several promising films such as The Golden Compass, I am Legend, National Treasure: Book of Secrets and Charlie Wilson’s War,” he added.

Marcus noted that this was the first full quarter for the company’s new Marcus Majestic Theatre in Brookfield, Wis. “We are very pleased with our first summer at this location. Our two UltraScreens® with VIP seating are a hit with moviegoers and customers are also enjoying our pizza parlor and coffee and ice cream shop. As we learn from this innovative new concept, we are already making plans to expand our food and beverage offerings at additional locations during fiscal 2008. The AT&T Palladium, our cabaret-style auditorium with tableside food and beverage service, has been well received for movies as well as comedy and magic shows, and most recently, for big-screen showings of Green Bay football games, which will extend throughout the season,” said Marcus.

“Broadcasting live events from football to opera is part of our strategy to expand our audience base by providing alternate programming when our theatres are not busy showing first-run movies. As part of this initiative, we recently signed an agreement with National CineMedia for the presentation of live and pre-recorded in-theatre events including sports, music and other events at 21 of our theatre locations,” he added.

“We also are continuing to do further research for digital cinema and will conduct additional tests at selected theatres over the next six months, including the newest version of the highly anticipated digital 3D technology,” Marcus added.

Marcus Hotels and Resorts

Revenues for Marcus Hotels and Resorts increased 15.7% for the first quarter of fiscal 2008. However, operating income was lower than the same period a year ago due to the closing of the meeting and banquet space and parking ramp at the Pfister Hotel in Milwaukee for major renovations, and first-year losses during the slower summer season at the Platinum Hotel & Spa in Las Vegas.

-more-

“Revenue per available room (RevPAR) for comparable company-owned properties increased 5.5% for the period, reflecting the strong summer for our other hotels. We also benefited from increased management fees due to the six new management contracts we added last year,” said Marcus.

“Our strategy to increase our number of management contracts took another step forward with the announcement two weeks ago that we have been selected to manage a luxury boutique hotel that is part of Carmel City Center, a master-planned, multi-use development in Carmel, Indiana. The hotel will feature 120-140 rooms, several restaurants and lounges, banquet and meeting space and a luxury spa. We are providing technical development and preopening services and will manage the property when it opens in 2010,” said Marcus.

“Our development team is actively pursuing additional management contract opportunities, and we currently have a number of good potential projects in the pipeline,” Marcus added.

“The meeting and banquet space at the Pfister has now reopened and the parking ramp will be completed by December. With the Pfister back on track and solid advance bookings for fall at the majority of our properties, we anticipate an improved second quarter for this division,” said Marcus.

Summary

“We continued to build momentum in the first quarter through improved financial performance, enhanced services and amenities, and new properties. We look forward to continuing to execute our strategies in the second quarter and beyond,” said Marcus.

Annual Shareholders’ Meeting

The Marcus Corporation’s 2007 annual meeting shareholders will be held on Tuesday, October 16, 2007 at 10:00 a.m. CT at the Marcus Majestic Cinema in Brookfield, Wis. The meeting will be webcast live over the Internet for shareholders who are unable to attend.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, September 25, 2007, at 3:00 p.m. Central/ 4:00 p.m. Eastern time to discuss the first quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-614-4911. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go

-more-

to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Tuesday, October 2, 2007 by dialing 1-888-286-8010 and entering the passcode 51059783. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 594 screens at 49 locations in Wisconsin, Illinois, Minnesota, Ohio, North Dakota and Iowa, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 20 hotels, resorts and other properties in 10 states, with two additional properties under development. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities, and (9) the successful integration of the Cinema Entertainment Corporation theatres into our theatre circuit. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

-more-

THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	13 Weeks Ended
	August 30, 2007	August 24, 2006
Revenues:
Rooms and telephone	$29,239	$26,575
Theatre admissions	37,072	29,944
Theatre concessions	18,244	14,902
Food and beverage	14,218	11,689
Other revenues	13,368	10,297

Total revenues	112,141	93,407
Costs and expenses:
Rooms and telephone	9,345	8,237
Theatre operations	28,852	23,412
Theatre concessions	4,578	3,304
Food and beverage	10,927	8,462
Advertising and marketing	5,340	4,721
Administrative	9,577	8,261
Depreciation and amortization	8,082	6,405
Rent	1,131	864
Property taxes	2,883	2,517
Preopening expenses	299	275
Other operating expenses	7,612	5,767

Total costs and expenses	88,626	72,225

Operating income	23,515	21,182
Other income (expense):
Investment income	367	796
Interest expense	(4,121)	(3,286)
Gain (loss) on disposition of property, equipment
and other assets	56	(13)
Equity losses from unconsolidated joint ventures	(69)	(297)

	(3,767)	(2,800)

Earnings from continuing operations
before income taxes	19,748	18,382
Income taxes	8,017	4,674

Earnings from continuing operations	11,731	13,708
Discontinued operations:
Loss from discontinued operations, net of income taxes	--	(24)
Gain on sale of discontinued operations, net of income taxes	--	23

	--	(1)

Net earnings	$11,731	$13,707

Earnings per common share - diluted:
Continuing operations	$0.38	$0.45
Discontinued operations	--	--

Net earnings per share	$0.38	$0.45

Weighted average shares outstanding - diluted:	30,686	30,436

-more-

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)	(Audited)
	August 30, 2007	May 31, 2007
Assets:
Cash and cash equivalents	$12,629	$12,018
Cash held by intermediaries	1,003	5,749
Accounts and notes receivable	20,517	19,956
Refundable income taxes	--	5,939
Deferred income taxes	886	1,056
Condominium units held for sale	6,942	7,320
Other current assets	6,325	6,340
Assets of discontinued operations	--	975
Property and equipment - net	553,717	559,785
Other assets	79,998	79,245

Total Assets	$682,017	$698,383

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$14,722	$24,481
Income taxes	1,150	--
Taxes other than income taxes	11,664	11,215
Other current liabilities	29,968	31,466
Current maturities of long-term debt	57,249	57,250
Liabilities of discontinued operations	--	2,731
Long-term debt	184,277	199,425
Deferred income taxes	29,446	29,376
Deferred compensation and other	25,771	22,930
Shareholders' equity	327,770	319,509

Total Liabilities and Shareholders’ Equity	$682,017	$698,383

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended August 30, 2007
Revenues	$57,897	$53,937	$307	$112,141	$--	$112,141
Operating income (loss)	15,384	10,233	(2,102)	23,515	--	23,515
Depreciation and amortization	3,753	4,151	178	8,082	--	8,082
13 Weeks Ended August 24, 2006
Revenues	$46,478	$46,611	$318	$93,407	$3,681	$97,088
Operating income (loss)	12,257	11,036	(2,111)	21,182	(61)	21,121
Depreciation and amortization	2,848	3,319	238	6,405	12	6,417

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

# # #